SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (date of earliest event reported)

June 29, 2004

Halliburton Company
(Exact name of registrant as specified in its charter)

State or other Jurisdiction of incorporation	Commission File Number	IRS Employer Identification Number

Delaware	1-3492	No. 75-2677995

1401 McKinney, Suite 2400
Houston, Texas 77010
(Address of principal executive offices)

Registrant's telephone number,
including area code – 713-759-2600

INFORMATION TO BE INCLUDED IN REPORT

Item 5. Other Events.

Second Quarter Results

We had a loss from continuing operations of $54 million in the second quarter 2004. This compares to income from continuing operations of $42 million in the second quarter 2003, and income from continuing operations of $76 million in the first quarter 2004. Impacting continuing operations for the second quarter 2004 was a $310 million pretax charge relating to the Barracuda-Caratinga project.

We had a net loss of $663 million in the second quarter 2004. This compares to net income of $26 million in the second quarter 2003, and a net loss of $65 million in the first quarter 2004. The net loss in the second quarter 2004 included a net loss from discontinued operations for the proposed asbestos and silica settlement of $609 million, which resulted primarily from second quarter 2004 reduction of the amount recorded as asbestos insurance receivables due to pending settlement agreements with domestic insurance carriers.

We had revenues of $5.0 billion in the second quarter of 2004. This compares to revenues of $3.6 billion in the second quarter 2003, and revenues of $5.5 billion in the first quarter 2004. The increase of revenues in the second quarter 2004 versus the second quarter 2003 was largely attributable to KBR's additional activity on government services projects in the Middle East.

We had a consolidated pretax operating loss of $19 million in the second quarter 2004. This compares to total operating income of $71 million in the second quarter 2003, and total operating income of $175 million in the first quarter of 2004. The decrease in the second quarter 2004 was primarily attributable to a decline in KBR operating results due to the pretax loss on the Barracuda-Caratinga project, offset by increased government services work. KBR's second quarter 2003 operating income included a $173 million pretax charge on the Barracuda-Caratinga project.

Item 12. Disclosure of Results of Operations and Financial Condition.

On July 23, 2004 registrant issued a press release entitled “Halliburton Announces Second Quarter Results.”

The text of the Press Release is as follows:

HALLIBURTON ANNOUNCES SECOND QUARTER RESULTS

$0.12 per diluted share loss from continuing operations,
including $0.46 charge on Barracuda-Caratinga project

HOUSTON, Texas – Halliburton (NYSE:HAL) announced today that second quarter 2004 loss from continuing operations was $54 million, or $0.12 per diluted share. Impacting continuing operations for the quarter on an after-tax basis was the previously announced $200 million charge, or $0.46 per diluted share, on the Barracuda-Caratinga project.

Net loss for the quarter was $663 million, or $1.51 per diluted share, and included a net loss from discontinued operations for the proposed asbestos and silica settlement of $609 million, or $1.39 per diluted share. The net loss from discontinued operations resulted primarily from the second quarter reduction of the amount recorded as asbestos insurance receivables due to the pending settlement agreements with domestic insurance carriers.

Revenues were $5.0 billion in the second quarter 2004, up 38% from the second quarter 2003. This increase was largely attributable to additional activity on government services projects in the Middle East in the Engineering and Construction Group (known as KBR).

The consolidated pretax operating loss was $19 million in the second quarter 2004 compared to $71 million operating income in the second quarter 2003. This decrease was primarily attributed to a decline in KBR operating results as a result of a $310 million pretax loss on the Barracuda-Caratinga project, offset by increased government services work. KBR second quarter 2003 operating income included a $173 million pretax loss on the Barracuda-Caratinga project.

The Energy Services Group (ESG) had improved operating income in each of the four segments. Revenues increased 7% in the second quarter 2004 compared to the prior year period, and operating income for ESG was up 15% in the second quarter 2004. ESG second quarter 2003 operating income included a $24 million pretax gain related to the sale of Halliburton Measurement Systems (HMS).

“I am very pleased with our ESG operating performance during the quarter,” said Dave Lesar, chairman, president and chief executive officer of Halliburton. “We continue to see growth and improvement in the energy services business. The rig count continues to increase, while our uplift in pricing, coupled with our focus on cost control, are providing stronger margins. Sequentially for the quarter, ESG revenue increased $88 million or 5%, operating income was up $57 million or 27% and operating margins increased by 2.4 percentage points over the first quarter 2004.

“Also, last week’s confirmation of the Plan of Reorganization by the United States Bankruptcy Court was, we believe, a significant step forward on our path for resolving our asbestos liability. With this confirmation, we are encouraged that we will soon receive a favorable judgment as the plan moves to the district court. The large additional operating loss on Barracuda-Caratinga in the quarter was disappointing, but we have enhanced our project management and increased our effort to complete this difficult project.”

2004 Second Quarter Segment Results

Energy Services Group

ESG posted second quarter 2004 revenues of $1.9 billion, a $124 million increase over the second quarter 2003, and operating income of $271 million, up $36 million from the same period in the prior year.

Production Optimization operating income for the second quarter 2004 was $121 million, a $9 million increase over second quarter 2003. The second quarter 2003 included a $24 million gain on the sale of HMS. The increase was primarily driven by production enhancement services, which improved operating income $27 million, largely derived from increased land rig activity, higher equipment utilization and improved pricing in the United States. Operating income from completions and reservoir optimization (formerly completion products and tools & testing) services increased $20 million on improved international demand. The second quarter 2004 included $2 million in equity losses from the Subsea 7 joint venture compared with $11 million in equity income in the second quarter 2003.

Fluids operating income for the second quarter 2004 was $77 million, a $9 million increase over the second quarter 2003. The increase in operating income was primarily attributable to a $6 million increase in cementing services due to higher land drilling activity in the United States and improved pricing. The second quarter 2003 included $4 million of equity losses from Enventure, the expandable casing joint venture.

Drilling and Formation Evaluation operating income of $59 million was up $10 million over the prior year quarter primarily due to continued improvement in logging services. Logging services operating income increased $9 million year-over-year on higher United States land rig counts and improvement in pricing. Drilling services saw an operating income increase of $3 million primarily due to a change in accounting estimate totaling $13 million to extend the useful life of directional drilling and logging-while-drilling tools for depreciation purposes, offset by weakness in the United Kingdom sector of the North Sea and Africa.

Landmark and Other Energy Services second quarter 2004 operating income was $14 million, compared to $6 million for the prior year period. This increase in operating income was attributed to strong commodity prices benefiting integrated solutions services in the second quarter 2004. Landmark Graphics achieved 3% growth in revenues over the prior year period, setting a new record for revenues in the second quarter of any year, due primarily to increased software and hardware sales principally in Asia.

KBR

KBR revenues for the second quarter 2004 were $3.1 billion, a 68% increase over the second quarter 2003. The improvement was due to government contract activities, primarily in the Middle East.

KBR operating loss for the second quarter 2004 was $277 million, compared to a $148 million loss in the second quarter 2003. Second quarter 2004 operating loss included a $310 million loss on the Barracuda-Caratinga project, which was partially offset by improved results on government services projects. Second quarter 2003 results included a $173 million loss on the Barracuda-Caratinga project.

KBR backlog at June 30, 2004 was $8.8 billion, up nearly $400 million from March 31, 2004, primarily due to work on the LogCAP III contract. Approximately 23% of the backlog was for fixed-fee contracts, compared to approximately 26% at March 31, 2004.

Halliburton’s Iraq-related work contributed approximately $1.7 billion in revenues in the second quarter 2004 and $23 million in operating income before corporate costs and taxes.

Technology and Significant Achievements

Halliburton had a number of advances in technology and new contract awards.

Energy Services Group new technologies and contracts:

•Halliburton has been awarded a contract by ConocoPhillips estimated to be worth $130 million over three years to provide integrated drilling services for its North Sea activities. The contract, awarded to Sperry-Sun, includes two additional options up to three years each. The contract is one of the first awarded by ConocoPhillips covering all its North Sea operations. The contract includes the provision of directional drilling, measurement-while-drilling, logging-while-drilling, mud logging and surveying services.

•Halliburton has been awarded two contracts totaling $230 million to drill 33 turnkey wells in southern Mexico by Petroleos Mexicanos S.A. (Pemex), the state-owned oil company of Mexico.

•Halliburton has been awarded a three-year contract by Norsk Hydro to provide drilling services and complementary products for the operator's Oseberg South and on the Oseberg J-structure in the North Sea. The contract, valued at approximately $120 million, will include services from Halliburton's Sperry-Sun and Security DBS product service lines, such as directional drilling, measurement-while-drilling, logging-while-drilling, mud logging and the supply of drill bits.

•Halliburton has been awarded a five-year contract by BP for integrated drilling services in offshore Azerbaijan to be performed by Sperry-Sun. The award provides a strategic base of operations for additional Halliburton activity in the southern Caspian Sea.

•Halliburton has been awarded a five-year global technology and services agreement with Statoil. In this agreement Landmark Graphics will provide solutions for prospect generation, field development planning as well as drilling and completions.

KBR new contract awards:

•KBR has been awarded a contract valued at $175 million over five years by the United States Navy to support the Hampton Roads naval facilities. The award is the first contract with the United States Navy in Hampton Roads since KBR’s contract with the Yorktown Weapons Station expired in 1999. KBR’s work will involve indefinite quantities of facility rehabilitation, alteration, and repair work.

•BP announced on July 1, 2004 its intention to award contracts to KBR production services for engineering, maintenance, and modification services for its United Kingdom assets. The awards are for an initial period of three years but, with options, the contracts could extend to a total of nine years.

•Esso announced its intention to award a five-year contract to KBR production services for integrated services for design, procurement, and construction on its Bass Strait assets in southeast Australia. KBR had been contracted for part of this work scope over the past five years but was successful in securing the entire scope under an open tender process.

Halliburton, founded in 1919, is one of the world’s largest providers of products and services to the petroleum and energy industries. The company serves its customers with a broad range of products and services through its Energy Services and Engineering and Construction Groups. The company’s World Wide Web site can be accessed at www.halliburton.com.

NOTE: The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: legal risks, including the risks of being unable to complete the proposed settlement of asbestos and silica liabilities, the risks of having material subsidiaries in Chapter 11 proceedings, the risks of audits and investigations of the company by domestic and foreign government agencies and legislative bodies and potential adverse proceedings and findings by such agencies, the risks of judgments against the company's subsidiaries and predecessors in asbestos litigation pending and currently on appeal, the inability of insurers for asbestos exposures to pay claims or a delay in the payment of such claims, future asbestos claims defense and settlement costs, the risks of judgments against the company and its subsidiaries in other litigation and proceedings, including shareholder lawsuits, securities laws inquiries, contract disputes, patent infringements and environmental matters, legislation, changes in government regulations and adverse reaction to scrutiny involving the company; political risks, including the risks of unsettled political conditions, war and the effects of terrorism, foreign operations and foreign exchange rates and controls; liquidity risks, including the risks of potential reductions in debt ratings, access to credit, availability and costs of financing and ability to raise capital; weather-related risks; customer risks, including the risks of changes in capital spending and claims negotiations; industry risks, including the risks of changes that affect the demand for or price of oil and/or gas, structural changes in the industries in which the company operates, risks of fixed-fee projects and risks of complex business arrangements; systems risks, including the risks of successful development and installation of financial systems; and personnel and merger/reorganization/disposition risks, including the risks of increased competition for employees, successful integration of acquired businesses, effective restructuring efforts and successful completion of planned dispositions. Please see Halliburton's Form 10-K/A for the year ended December 31, 2003, Form 10-Q for the quarter ended March 31, 2004 and Form 8-K filed July 19, 2004 for a more complete discussion of such risk factors.

HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months		Three Months
	Ended		Ended
	June 30		March 31

	2004	2003	2004

Revenues
Production Optimization	$797	$692	$708
Fluids	554	518	535
Drilling and Formation Evaluation	423	414	444
Landmark and Other Energy Services	130	156	129

Total Energy Services Group	1,904	1,780	1,816
Engineering and Construction Group	3,052	1,819	3,703

Total revenues	$4,956	$3,599	$5,519

Operating income (loss)
Production Optimization	$121	$112	$82
Fluids	77	68	60
Drilling and Formation Evaluation	59	49	43
Landmark and Other Energy Services	14	6	29

Total Energy Services Group	271	235	214
Engineering and Construction Group	(277)	(148)	(15)
General corporate	(13)	(16)	(24)

Total operating income (loss)	(19)	71	175

Interest expense	(53)	(25)	(56)
Interest income	7	7	10
Foreign currency, net	(7)	19	(3)
Other, net	(1)	2	5

Income (loss) from continuing operations before income taxes,
minority interest, and change in accounting principle	(73)	74	131
(Provision) benefit for income taxes	26	(29)	(49)
Minority interest in net income of subsidiaries	(7)	(3)	(6)

Income (loss) from continuing operations before change in
accounting principle	(54)	42	76
Loss from discontinued operations, net	(609)	(16)	(141)

Net income (loss)	$(663)	$26	$(65)

Basic income (loss) per share:
Income (loss) from continuing operations before change in
accounting principle	$(0.12)	$0.09	$0.17
Loss from discontinued operations, net	(1.39)	(0.03)	(0.32)

Net income (loss)	$(1.51)	$0.06	$(0.15)

Diluted income (loss) per share:
Income (loss) from continuing operations before change in
accounting principle	$(0.12)	$0.09	$0.17
Loss from discontinued operations, net	(1.39)	(0.03)	(0.32)

Net income (loss)	$(1.51)	$0.06	$(0.15)

Basic weighted average common shares outstanding	437	434	436
Diluted weighted average common shares outstanding	437	436	440

See Footnote Table 1 for a list of significant items included in operating income.

HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Six Months Ended
	June 30

	2004	2003

Revenues
Production Optimization	$1,505	$1,319
Fluids	1,089	998
Drilling and Formation Evaluation	867	793
Landmark and Other Energy Services	259	281

Total Energy Services Group	3,720	3,391
Engineering and Construction Group	6,755	3,268

Total revenues	$10,475	$6,659

Operating income (loss)
Production Optimization	$203	$180
Fluids	137	123
Drilling and Formation Evaluation	102	115
Landmark and Other Energy Services	43	(3)

Total Energy Services Group	485	415
Engineering and Construction Group	(292)	(167)
General corporate	(37)	(35)

Total operating income	156	213

Interest expense	(109)	(52)
Interest income	17	15
Foreign currency, net	(10)	13
Other, net	4	2

Income from continuing operations before income taxes,
minority interest and change in accounting principle	58	191
Provision for income taxes	(23)	(79)
Minority interest in net income of subsidiaries	(13)	(11)

Income from continuing operations before change in
accounting principle	22	101
Loss from discontinued operations, net	(750)	(24)
Cumulative effect of change in accounting principle, net	-	(8)

Net income (loss)	$(728)	$69

Basic income (loss) per share:
Income from continuing operations before change in
accounting principle	$0.05	$0.23
Loss from discontinued operations, net	(1.71)	(0.05)
Cumulative effect of change in accounting principle, net	-	(0.02)

Net income (loss)	$(1.66)	$0.16

Diluted income (loss) per share:
Income from continuing operations before change in
accounting principle	$0.05	$0.23
Loss from discontinued operations, net	(1.71)	(0.05)
Cumulative effect of change in accounting principle, net	-	(0.02)

Net income (loss)	$(1.66)	$0.16

Basic weighted average common shares outstanding	437	434
Diluted weighted average common shares outstanding	440	436

See Footnote Table 1 for a list of significant items included in operating income.

HALLIBURTON COMPANY
Condensed Consolidated Balance Sheets (1)
(Millions of dollars)
(Unaudited)

	June 30		March 31

	2004	2003	2004

Assets

Current assets:
Cash and equivalents	$2,230	$1,859	$1,933
Total receivables, net	5,776	3,666	5,720
Inventories	741	747	743
Other current assets	784	503	867

Total current assets	9,531	6,775	9,263

Property, plant, and equipment, net	2,564	2,498	2,537
Insurance for asbestos- and silica-related liabilities (2)	468	2,059	1,535
Other assets	2,956	2,690	3,072

Total assets	$15,519	$14,022	$16,407

Liabilities and Shareholders’ Equity

Current liabilities:
Asbestos- and silica-related liabilities	$2,399	$-	$2,505
Accounts payable	2,087	1,056	2,102
Current maturities of long-term debt	50	166	23
Other current liabilities	2,293	2,095	2,293

Total current liabilities	6,829	3,317	6,923

Long-term debt	3,900	2,374	3,934
Asbestos- and silica-related liabilities	1,754	3,396	1,769
Other liabilities	1,180	1,293	1,199

Total liabilities	13,663	10,380	13,825

Minority interest in consolidated subsidiaries	116	83	110
Shareholders’ equity	1,740	3,559	2,472

Total liabilities and shareholders’ equity	$15,519	$14,022	$16,407

(1)These Condensed Consolidated Balance Sheets do not include a breakout of prepetition liabilities. This information will be provided in our second quarter 2004 Form 10-Q.
(2)The decrease in “Insurance for asbestos- and silica-related liabilities” reflects the reclassification of $500 million from noncurrent to current in the first quarter of 2004; reclassification of $379 million from noncurrent to current in the second quarter of 2004; and a $680 million write-down in the second quarter of 2004 resulting from settlement agreements with insurance carriers.

HALLIBURTON COMPANY
Revenue and Operating Income Comparison
By Geographic Region – Energy Services Group Only
(Millions of dollars)
(Unaudited)

	Three Months Ended		Three Months Ended
	June 30		March 31

	2004	2003	2004

Revenues:
North America	$846	$762	$814
Latin America	257	226	229
Europe/Africa	397	394	372
Middle East/Asia	404	398	401

Total revenues	$1,904	$1,780	$1,816

Operating Income:
North America	$152	$91	$118
Latin America	36	43	30
Europe/Africa	26	51	19
Middle East/Asia	57	50	47

Total operating income	$271	$235	$214

	Six Months Ended
	June 30

	2004	2003

Revenues:
North America	$1,660	$1,507
Latin America	486	408
Europe/Africa	769	736
Middle East/Asia	805	740

Total revenues	$3,720	$3,391

Operating Income:
North America	$270	$175
Latin America	66	66
Europe/Africa	45	83
Middle East/Asia	104	91

Total operating income	$485	$415

See Footnote Table 2 for a list of significant items included in operating income.

FOOTNOTE TABLE 1

HALLIBURTON COMPANY
Items included in Operating Income by Operating Segment
(Millions of dollars except per share data)
(Unaudited)

	Three Months Ended		Three Months Ended		Three Months Ended
	June 30		June 30		March 31
	2004		2003		2004

	Operating	After Tax	Operating	After Tax	Operating	After Tax
	Income	per Share	Income	per Share	Income	per Share

Production Optimization:
HMS gain on sale	$-	$-	$24	$0.03	$-	$-
Landmark and Other
Energy Services:
Anglo-Dutch lawsuit	-	-	-	-	13	0.02
Engineering and
Construction Group:
Barracuda-Caratinga
project loss	(310)	(0.46)	(173)	(0.24)	(97)	(0.14)

	Six Months Ended		Six Months Ended
	June 30		June 30
	2004		2003

	Operating	After Tax	Operating	After Tax
	Income	per Share	Income	per Share

Production Optimization:
HMS gain on sale	$-	$-	$24	$0.03
Drilling and Formation Evaluation:
Mono Pumps gain on sale	-	-	36	0.05
Landmark and Other Energy Services:
Anglo-Dutch lawsuit	13	0.02	-	-
Wellstream loss on sale	-	-	(15)	(0.03)
Engineering and Construction Group:
Asbestos and silica liability	-	-	(2)	-
Barracuda-Caratinga project loss	(407)	(0.60)	(228)	(0.32)

FOOTNOTE TABLE 2

HALLIBURTON COMPANY
Items included in Operating Income
By Geographic Region – Energy Services Group Only
(Millions of dollars except per share data)
(Unaudited)

	Three Months Ended		Three Months Ended		Three Months Ended
	June 30		June 30		March 31
	2004		2003		2004

	Operating	After Tax	Operating	After Tax	Operating	After Tax
	Income	per Share	Income	per Share	Income	per Share

North America:
Anglo-Dutch lawsuit	$-	$-	$-	$-	$13	$0.02
HMS gain on sale	-	-	24	0.03	-	-

	Six Months Ended		Six Months Ended
	June 30		June 30
	2004		2003

	Operating	After Tax	Operating	After Tax
	Income	per Share	Income	per Share

North America:
Anglo-Dutch lawsuit	$13	$0.02	$-	$-
Mono Pumps gain on sale	-	-	24	0.03
Wellstream loss on sale	-	-	(11)	(0.02)
HMS gain on sale	-	-	24	0.03
Europe/Africa:
Mono Pumps gain on sale	-	-	12	0.02
Wellstream loss on sale	-	-	(4)	(0.01)

###
SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date: July 23, 2004	By:	/s/ Margaret E. Carriere
Margaret E. Carriere
Vice President and Secretary